Exhibit 23.5

Consent to be Named as a Director

In connection with the filing by Finance of America Companies Inc. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named to the board of directors of the Company, as described in the Registration Statement and any and all amendments and supplements thereto and to the inclusion of my biographical and other information in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto, and to being named in any registration statement on Form S-8 filed by the Company that incorporates by reference the proxy statement/prospectus forming part of the Registration Statement.

Dated: November 2, 2020

/s/ Menes Chee
Name: Menes Chee